Exhibit 5.1

Morris Zarif

Direct: 917-232-6547

Email: mzarif@zariflg.com

July 2, 2025

Reliance Global Group, Inc.

300 Blvd. of the Americas, Suite 105

Lakewood, NJ 08701

Re:	Registration Statement on Form S-1 (File No. 333-288299)

Ladies and Gentlemen:

We are acting as counsel to Reliance Global Group, Inc., a Florida corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (File No. 333-288299) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 4,568,455 shares of the Company’s common stock, par value $0.086 per share (the “Common Stock”) consisting of (i) up to 1,488,096 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), (ii) up to 2,976,192 shares of Common Stock (the “Common Warrant Shares”) issuable upon the exercise of warrants to purchase Common Stock (the “Common Warrants”) at an exercise price of $1.43 per share, and (iii) up to 104,167 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Pre-Funded Warrant Shares and the Common Warrant Shares, the “Warrant Shares”) issuable upon the exercise of placement agent warrants (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants and the Common Warrants, the “Warrants”) at an exercise price of $2.10 per share.

In arriving at the opinion expressed below, we have examined and relied upon the Articles of Incorporation and Bylaws of the Company, each as amended and restated to date, the records of meetings and consents of the Company’s Board of Directors, or committees thereof, records of the proceedings of stockholders deemed to be relevant to this opinion letter, and the Purchase Agreement (as defined below), each as provided to us by the Company, and the Registration Statement. We have also reviewed such other documents which we consider necessary or advisable for the purposes of rending the opinions set forth below, including (i) the Securities Purchase Agreement, dated as of June 18, 2025 (the “Purchase Agreement”) between the Company and the Selling Stockholders, and (ii) the form of Warrants filed as exhibits to the Registration Statement.

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Morris Zarif

Direct: 917-232-6547

Email: mzarif@zariflg.com

In addition, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

With regard to our opinion regarding the Warrant Shares, we have assumed that the Company will continue to have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Warrant Shares upon exercise of the Warrants. Further, we have assumed that the applicable exercise price of each Warrant will not be adjusted to an amount below the par value per share of the Common Stock.

We have also assumed that (a) the Warrants have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) the Warrants constitute and will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and (c) the status of the Warrants as legally valid and binding obligations of the Company are not and will not be affected by any (i) breaches of, or defaults under, agreements, instruments or documents, (ii) violations of statutes, rules, regulations or court or government orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

The opinion expressed below is limited to the General Corporation Law of the State of Delaware.

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Morris Zarif

Direct: 917-232-6547

Email: mzarif@zariflg.com

On the basis of the foregoing, it is our opinion the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

This opinion is to be used only in connection with the offer and sale of the Warrant Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting part of the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

Zarif Law Group P.C.

By:	/s/ Morris C. Zarif

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